UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2006

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 26, 2006, Technitrol entered into Indemnification Agreements with Jeffrey A. Graves and C. Mark Melliar-Smith, who are directors of Technitrol, and with Edward J. Prajzner, who has been appointed Chief Accounting Officer (as further described in Item 5.02 below). The Indemnification Agreements are substantially similar to Technitrol's Indemnification Agreements with other directors and officers and define the circumstances under which Technitrol will indemnify the officer or director with respect to certain actions, suits or proceedings. The foregoing summary of the Indemnification Agreements is not complete and is qualified in its entirety by reference to the complete text of Technitrol's form of Indemnification Agreement which was previously filed as Exhibit 10.11 to Technitrol's Form 10-K for the year ended December 28, 2001.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 1, 2006, Technitrol's Corporate Controller, Edward J. Prajzner, assumed the additional position of Chief Accounting Officer (Principal Accounting Officer). The responsibilities of Principal Accounting Officer were previously held by Drew A. Moyer, who continues to serve as Technitrol's Senior Vice President and Chief Financial Officer (Principal Financial Officer). Mr. Prajzner, 39, joined Technitrol in 2000 and has served as Corporate Controller since 2004. He previously served as Assistant Corporate Controller from 2002 until 2004 and as Manager of Financial Reporting from 2000 until 2002. Prior to joining Technitrol, Mr. Prajzner held managerial positions with Rhone-Poulenc and Betz Laboratories. He began his career with Ernst & Young.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: May 05, 2006	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President and Chief Financial Officer